EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			WEDNESDAY, July 24, 2019



CHICAGO, ILLINOIS - July 24, 2019 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2019 net sales and net earnings.

Second quarter 2018 net sales were $106,021,000 compared to $105,623,000 in second quarter 2019, an increase of $398,000. Second quarter 2019 net earnings were $11,556,000 compared to $10,489,000 in second quarter 2018, and net earnings per share were $.18 and $.16 in second quarter 2019 and 2018, respectively, an increase of $.02 or 12%.

First half 2019 net sales were $207,040,000 compared to $206,482,000 in first half 2018, an increase of $558,000. First half 2019 net earnings were $20,511,000 compared to $18,614,000 in first half 2018, and net earnings per share were $.31 and $.28 in first half 2019 and 2018, respectively, an increase of $.03 per share or 11%.

Mrs. Gordon said, "Second quarter and first half 2019 net sales include increases in domestic sales of approximately 2% and 1%, respectively. Lower foreign sales adversely affected reported consolidated sales in both second quarter and first half 2019 compared to the corresponding periods in 2018. Foreign sales were unfavorably impacted by the timing of certain sales in the comparative periods as well as a stronger U.S. dollar and the related translation of foreign sales.

Second quarter and first half 2019 net earnings benefited from higher price realization which allowed the Company to recover some product margin decline resulting from increasing input costs. Less favorable foreign exchange adversely affected results in both second quarter and first half 2019 compared to the prior year corresponding periods, however, decreases in legal and professional fees contributed to the improved results in second quarter and first half 2019.

The Company is continuing its investments in its plant manufacturing operations to meet new consumer and customer demands, achieve quality improvements, and increase operational efficiencies. Plant efficiencies driven by capital investments and ongoing cost containment programs contributed to the improved results discussed above. The prior year 2018 results were adversely affected by the implementation and start-up of new manufacturing packaging lines and resulting operational inefficiencies as well as unfavorable experience from Company self-insurance programs.

The Company's effective income tax rate was 25.8% and 23.7% in second quarter 2019 and 2018, respectively, and 25.2% and 22.9% in first half 2019 and 2018, respectively. These higher tax rates in 2019 principally reflect higher state and foreign income tax expense, including the effects of certain international tax provisions relating to U.S. tax reform legislation that became effective at the beginning of 2018. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both second quarter and first half 2019."














                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                        JUNE 30, 2019 & 2018

                                             SECOND QUARTER ENDED
                                            2019              2018

Net Product Sales                      $ 106,021,000     $ 105,623,000

Net Earnings                           $  11,556,000     $  10,489,000

Net Earnings Per Share   *             	   $ .18             $ .16

Average Shares Outstanding *              65,559,000        66,104,000


                                               SIX MONTHS ENDED
                                            2019              2018

Net Product Sales                      $ 207,040,000     $ 206,482,000

Net Earnings                           $  20,511,000      $ 18,614,000

Net Earnings Per Share   *                 $ .31             $ .28

Average Shares Outstanding *              65,722,000        66,232,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 05, 2019 and April 06, 2018.